UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported: March 30, 2012)

Innophos Holdings, Inc.
(Exact name of Registrant as specified in its their Charter)

Delaware (States or other jurisdictions of incorporation)	001-33124 (Commission File Numbers)	20-1380758 (IRS Employer Identification Nos.)

259 Prospect Plains Road
Cranbury, New Jersey 08512
(Address of Principal Executive Office, including Zip Code)

(609) 495-2495
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2012 Long Term Incentive Awards

On March 30, 2012, the Registrant granted/awarded (i) restricted shares of Common Stock, par value $0.001 per share (“Common Stock”), (ii) non-qualified options to purchase shares of Common Stock and (iii) target performance shares (contingent rights to obtain shares of Common Stock) to participants in its 2009 Long Term Incentive Plan (the “2009 LTIP”), including to the officers shown in the following table and in the amounts indicated:

Name and Title	Total Number of Restricted Stock Shares Awarded	Total Number of Options Granted	Per Share Option Price ($)	Number of Target Performance Shares Awarded
Randolph Gress, Chief Executive Officer & President	4,316	11,918	50.12	12,947
Neil Salmon, Vice President & Chief Financial Officer	1,096	3,026	50.12	3,287
William Farran, Vice President & General Counsel	840	2,319	50.12	2,519
Louis Calvarin, Vice President, Operations	627	1,733	50.12	1,882
Abraham Shabot Vice President & General Manager, Mexico	339	935	50.12	1,016

Restricted shares are issued and outstanding shares of Common Stock held in escrow pending distribution to participants as they vest depending on time and continued service to the Registrant. Awards of restricted shares made in 2012 vest in equal installments of one-third on each of the three anniversaries of the grant. Like other outstanding shares of Common Stock, restricted shares are entitled to receive cash dividends as declared by the Board of Directors and to be voted on stockholder matters by participants. Generally, except for special circumstances, failure to remain with the Company for the full vesting period causes unvested shares to be forfeited. Active employees must hold restricted shares for an additional year following receipt, subject to exceptions for sales necessary to pay income taxes and minimum levels of stock ownership applicable to the officers as specified in the Registrant's executive stock ownership policy.

The options, all of which are non-qualified options, were granted at a strike price equal to the closing price of the Common Stock on the NASDAQ Global Select Stock Market on the date of grant. Generally, the vesting for stock options granted in the 2012 program is one-third on each of the first three anniversaries of the grant. Vested options may be exercised in whole or in part, and, for actively employed participants, those options that remain unexercised will expire after ten years from the date of the grant. Special circumstances for vesting and exercise apply for different kinds of service terminations, as set forth the terms of the grant.

The performance shares relate to an award cycle covering the period January 1, 2012 through December 31, 2014. The awards are expressed in terms of “target” numbers of shares, but less or more (up to two times the target award) than the number of target shares can be earned depending on performance. Performance metrics for the cycle include specified levels of “Return on Invested Capital” and “Contribution Margin” growth (as defined). Dividend equivalents for earned shares will be accrued during the performance period and paid out in cash after the end of the period on distributed shares. Generally, except for special circumstances, continued service with the Registrant through the end of the cycle is required to receive a full payout.

In general, all three types of awards under the 2012 program are entitled to accelerated vesting and other enhanced rights in connection with “Changes in Control” (as defined in the 2009 LTIP) and the participants' individual employment circumstances as affected by the change. Awards of all three types that have not yet vested are also subject to forfeiture in event former employees violate any applicable non-compete covenants or do not fulfill requirements during any remaining vesting period to render assistance to the Company, as requested, in legal proceedings.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

By: /s/ William Farran
Name: William Farran Title: Vice President and General Counsel

Dated: April 4, 2012.